EXHIBIT 10.1

FLYBIT ACQUISITION AGREEMENT

Between

Mr. ZHAOHUI ZENG (“Seller”)
Residential Address: #802 Runheng Plaza Futian Shenzhen, China

And

 ANV SECURITY GROUP (ASIAN) CO.,  LTD (“Buyer”)
Registered Address: 11/F, AXA Center, 151 Gloucester Road, Wanchai, HongKong
Legal representative: WEIXING WANG
Tel: 001-604-277-6626, Fax: 001-604-277-6627

Target Company: FLYBT INTERNATIONAL LTD.(short as “Target”)
Registered at:  HongKong
Office Location:  Shenzhen, China
Tel: 0755-8294-0086
Fax: 0755-8299-5066

RECITALS

1.
FLYBT INTERNATIONAL LTD(“Target”) was founded in Aug. ,2008 by Zhaohui Zeng(Seller), Canadian Citizen, and registered in Hong Kong, which focused on developing and selling mobile video security system, M2M solutions. Target is located in #3601 Building A Lian He Guangchang, 5022 Binghedadao Futian Shenzhen, China. There are 15 employees, among them 7 software engineers and 5 for hardware, 3 for administration and finance.  As of Dec 31, 2009 the total investment amount was 3 million RMB.

Business scope:  (1) ODM:  the Target is designated as the designer and manufacturer by Panasonic Mobile Video department which earns 70% of the mobile camera global market. (2)  Self-Intellectual Property Products: starting to sell in June, 2009, and reach the sells amount of 600 sets.

Patent Technologies:  two patents have been applied in China:  (1) Mobile DVR controlling system. (2) Mobile Power outage protection system

2.
The business operation of the Target is going normally without any debts (including bank loan, lien, private loan, and account payable), no arrears of wages and welfare, and no other debts, without any Legal disputes.

3.	Seller holds 100% share of the Target, and has the 100% rights to deal with the shares of the Target.

4.	Buyer is an America Company listed in OTCBB, total stock share: 33,190,071, the current stock trade price is $0.75.

5.	Buyer has completed the due-diligence investigation of the Target, and basically satisfied with the investigation results.

6.	Seller agrees to sell 100% shares of the Target to Buyer, and Buyer agrees to receive 100% shares of the Target.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1.     Purchase Object

1.1
This is the agreement to Purchase and Sell 100% of the Target share stake. All the other verbal or written agreements should follow on the terms and subject to the conditions contained in this Agreement.

1.2
Seller agrees to sell to Buyer 100% shares of the Target, all of Seller’s right, title and interest. Buyer agrees to receive 100% shares of the Target and all right and title and interest complying with the terms and conditions contained in this Agreement.

1.3	The purchase price and payment terms are defined in Article 4; this is the only document to follow for Seller and Buyer.

ARTICLE 2.     Manner of Purchase

2.1
To reduce the transaction cost and risks, the purchase will be completed by one-time deliver. After the agreement is signed by both parties, the transaction of 100% shares of the Target will be done between the Seller and Buyer by the deadline of Feb 1st, 2010. If special circumstances happen, supplemental Agreement will be signed.

2.2
To continue performing the contract between Panasonic and Target and stabilizing R&D team, agreed by both parties, only the name of the share holder of the Target will be changed to be Buyer, the name and office location of the Target will be kept the same as original.

2.3	After the transaction, the headquarters of the Buyer will be in charge of management of the Target. The business goals and tasks will be assigned to Target by the Buyer.

ARTICLE 3.     Purchase Price

3.1	Agreed by Seller and Buyer, the purchase price of the 100% shares of the Target will be RMB15 million.

3.2	The purchase price, RMB15 million is subject to the following terms and conditions: item 3.2.1 to item 3.2.5:

3.2.1	ODM: Among the 6 models of the Mobile DVR for Panasonic, 2 of them should be able to put into batch production and export to Japan. (priced as RMB5 million)

3.2.2	Self-Intellectual Property Products: 2 series Mobile DVR(FB6001, FB6002) will be able to sell in domestic and overseas market and with customer recognition.(priced as RMB 5 million)

3.2.3	Patents: 2 patents of DVR technologies should be approved by Chinese Patent Office and 2 years protection. (Priced as RMB 5 million)

3.2.4	Finance: Target has no any debts (including bank loan, lien, private loan, and account payable), no arrears of wages and welfare, and no other debts.

3.2.5	Legal: Target has no any Legal disputes(including already on file, has not yet indicted or potential)

3.3	By the date of Dec 31st, 2010, if Target fails to meet the 5 terms above, Buyers has the right to require Seller to:

3.3.1	Refund the purchase price: refund corresponding value in cash or shares for the item3.2.1 to item 3.2.3 whichever has not been met.

3.3.2	Settlement of debts: pay back the operation debt happened during the year.

3.3.3	Legal liability: take all the legal liabilities arose during the year.

3.4
if the target company at December 31, 2010 fails to comply with above five provisions of the agreement after Seller’s examination, Seller can still be relieved of responsibility only under the following circumstances:

3.4.1
Force Majeure: In case of any party to this Agreement encounters subject matter beyond the control, thereby directly or indirectly cause any delay or inability to perform part of this agreement or all of the terms, then they can be relieved from its responsibility in the following scope. Such subject matter, including but not limited to: natural disasters, wars, embargoes, sanctions, financial panic, prohibit the import or export, major customer changes, or other similar or not similar to the above reasons rather than the party or both parties have control. As a result of the subject of a written notice of force majeure, the affected party shall be served on the other at a reasonable pace.

3.4.2
Buyer fails to timely and effective enough to provide necessary conditions mentioned by the provisions of this agreement to Seller, including but not limited to: the necessary human resource, capital etc, leading to production delay, lower customer satisfaction, etc.;

ARTICLE 4.     Manner of Payment

4.1
Both parties agreed to: Buyer according to the most preferential price of $0.50 U.S. dollars per share to issue 3 million additional shares of common stock, amounting to 1.5 million U.S. dollars (equivalent to 10 million RMB), and 5 million RMB in cash paid to the Seller as value of the target company's 100 % stake in the transfer.

4.2
After both parties sign the agreement of this equity transfer, Seller shall complete the target company's intellectual assets and financial accounts of summary order before January 31, 2010. Buyer will assign technical professional and finance staff review the provision of technical assets report and financial report to make sure they are accurate. Both parties tentatively scheduled to change Target share holder on February 1, 2010 at Hong Kong Companies Registry Office, within one month Buyer will arrange America accountants to audit and inspect inventory of assets; Any party stops in the halfway will be deemed as the serious violation of  the agreement, unless for the reason of under this agreement or confirmed by both parties for other reasons.

4.3
After the America Accountants complete the target company's financial audit, if no major defects of technological assets, financial vulnerabilities and liabilities are found, RMB 5 million in cash will be paid to Seller by Buyer within 30 days,  and U.S. stock depositories will be notified to transfer the 3 million new shares issued to the Seller or other shareholders designated by Seller, shareholders need to provide proof of their legal status and the proof of being the shareholder of the Seller.

4.4
Buyer agrees to pay Seller 30,000 U.S. dollars as deposit before to process the procedures of handling the shareholders. If this transaction can not be completed within 90 days due to Buyer, Buyer will be treated as breach of contract, and therefore unconditionally to abandon the acquisition behaviour, and has no right to claim back the deposit.

ARTICLE 5.     Audit and Check

5.1
After the both parties sign the Agreement, when Seller completes internal audit of the technology asset, finance and legal affairs, Buyer will assign America technical professionals, Accountants, Lawyers and stock dealer etc to carry out audit of technologies asset, finance, and legal investigations and on site inspection. Buyer should cooperate with the audit procedures and provide audit team with a variety of licenses, and all original documents and technical documentation of finances, assets, contracts to meet the audit work.

5.2
After the Agreement is signed, and America audit team complete the audit of technologies, finance and legal investigation, if the target company is found to meet  requirements of item3.2.1, 3.2.2, 3.2.3, 3.2.4, 3.2.5, Audit costs will be borne by Buyer. Or if the America audit team find that the target company has serious technical or financial frauds, all audit fees and audit team's travel costs will be borne by Seller, and Buyer has the right to unconditionally renounce the acquisition, and must not bear any legal responsibility.

ARTICLE 6.     Transfer of legal formalities

6.1	Both parties confirmed the effective date of the shareholders changes of the target company in Hong Kong will be the handover day.

6.2	Since the day of the handover day, Seller should handover all the documents and information to Buyer and work together properly

Handover:

6.2.1	A true and complete list of assets and financial statements of the target company

6.2.2
Completed list of the technical document and information including products design, products specifications, manufacturing process and technique, and it is guaranteed that these documents and information are true, accurate and completed.

6.2.3	Sales channels, customer information and the sales contracts which have not yet completely fulfilled and the rights under the contracts;

6.2.4	Raw material supply channel and details of raw material suppliers;

6.2.5	inventory of raw materials and finished goods;

6.2.6	Trademark, proprietary technology and patents

6.3
Since the date of handover date, Buyer Board of Directors will appoint and assign a new target company's board members, management team and related personnel stationed in the target company participate in operation, management, in principle, to keep the existing management team unchanged.

6.4	The cost incurred during the share transfer and registration formalities apply to Hong Kong law will be borne by Seller in accordance with relevant legal provisions.

6.5
Either party fails to fulfill its obligations according to the agreement shall be deemed to breach of contract, therefore bear the responsibility for breach of contract according to the provisions of Article 8 of this Agreement.

ARTICLE 7.     Representations and Warranties

7.1	Legally qualified

7.1.1
Seller ensure that the target company is established in accordance with the laws of Hong Kong and effectively to survival, with their normal legitimate business license and all the required government approval, certificates and permits in order to be able to operate within the business scope of license.

7.1.2
Seller guarantees that Seller is legally holder or has full legal authority to dispose of the equity stake defined under this Agreement Article 1. Seller guarantees this share under transferring has not been set any form of mortgage and other rights restrictions, any recourse from any third party; otherwise, Seller will bear all the economic and legal responsibilities caused.

7.1.3
Both parties have necessary rights and power to entered into and fulfill the agreement and to ensure that this agreement will be legally binding on both sides; and both parties has obtained all necessary authorization to sign and implement the agreement. Representatives from both parties are fully authorized to sign the agreement and therefore it is legally binding.

7.2	Financial Issues.

7.2.1
Seller has done the target company’s financial data and accounting statements of a comprehensive, truthful, and accurate disclosure to Buyer and ensure that the target company's assets and liabilities covered by this agreement is  true, complete, without omissions, and there is no misleading statements.

7.2.2	Seller has never been on the status of making any false or misleading statements to Buyer regarding to the company's assets, business status or business prospects.

7.3	Company Assets

7.3.1
Seller ensures that the target company is not involved in any unclosed or likely occurring litigation, arbitration, administrative penalties or other legal proceedings which will against the target company as one party or lead to restriction of the target company and its property, and may impact the target company to fulfill its obligations under this Agreement.

7.3.2
Seller ensures that addition to the target company, there is no any third party who has the rights for all of the assets of the target company, there is no any potential controversy or dispute for the target company property rights, nor is there any administrative, judiciary to compulsory acquisition of these assets, seizure, land acquisition, development and other proposals, notices, orders, decisions, etc.

7.3.3
Seller guarantees to assume full responsibility for target company's liabilities, overdue wages and benefits, for any tax evasion happened prior to complete the share transfer procedures, and bring personal assets as security.

7.4	Contract

7.4.1	Seller stated that it had been informed and disclosed all fulfilling and will to perform contracts to Buyer before the signing of this Agreement.

7.4.2	In addition to the contracts mentioned above, the target company has no any other obligations of or abnormal, non-normal trading contracts, agreements, etc.

7.5
Seller commitment, Seller himself and the target company's core technical personnel (see attached list), upon completion of transfer of shares and assets will remain in Buyer as employees within 3 years. It will not be allowed without the approval of Buyer to leave or directly or indirectly engaged or even in part-time in completion fields of Buyer.

7.6
After the handover of Target Company, Seller promised to actively cooperate with Buyer to ensure the smooth transition of the target company and in accordance with Buyer’s need to maintain the stability of technical and operational backbone.

7.7
Seller ensure that between the time of the signing of this Agreement and the date of the target company's shareholders transferring the target company will not  conduct any investment, debt, external warranty, asset transaction.

7.8	Seller ensures that in the days before the transferring the target company will comply with relevant laws and regulations requirements both in China and Hong Kong to operate.

7.9
Buyer promised that after the completion of share transfer, Seller may appoint one director to the Group Board of Directors who can be involved in decision-making on major issues, and hire Seller on chief operating officer position in Buyer’s group (COO), with the salary in accordance with Buyer’s North America employees’ standard.

7.10
Buyer promised to continue use of the target company's name and office address in China and ensure the target company's existing core staff wages in accordance with standard of Buyer’s group in China after handover procedures completion of the target company.

ARTICLE 8.     Liability for Breach of Agreement

After this agreement is signed officially:

8.1
Either party in this Agreement fails to realize their commitments and pledges or made false commitments, or either party that violated the obligations under this Agreement has not taken any effective remedy when receiving written notice from other party within ten (10) days, the defaulting party shall bear the responsibility of compensation on its breach under this Agreement item 8.2.

8.2	Breach of this Agreement, the party in breach should pay liquidated damages to the observant, liquidated damages by agreement will be 5% of the transactions base bid price.

8.3
If Buyer breaches of the Agreement after completion of changing of the target company's shareholders, resulting that this transaction can not be implemented, Buyer has the responsibility to return the target company's 100% stake to the Seller within ten (10) days of the written notice. The costs incurred during the transfer of the share transfer and registration formalities required apply to Hong Kong law will be borne by Buyer in accordance with relevant legal provisions.

ARTICLE 9.     Dispute and Application of Law

9.1	This Agreement and performance comply with laws of Hong Kong SAR, China and based on interpretation of laws of Hong Kong.

9.2
Between the two parties arising from this Agreement or in connection with this Agreement, the dispute should first try to resolve through friendly consultation. If the dispute still can not be resolved after 60 days from the date of the occurrence of dispute by consultation, either party has the right to bring the dispute to the courts of Hong Kong for further action.

ARTICLE 10.    Others

10.1
In this equity transfer and delivery of assets prior to public disclosure in accordance with relevant provisions, persons from both parties participating in the equity transfer and delivery of assets bear the obligation of confidentiality of  anything covered by this Agreement, The persons concerned by any party bear all the responsibility for effects caused by the leak of this Agreement.

10.2
If any one or more provisions of this Agreement in the applicable law be regarded as invalid, illegal or unenforceable, the remaining provisions of this agreement are still of validity, legality and enforceability, there will not be any effect or its effects will not be weakened.

10.3
The original of this Agreement is in triplicate, one copy held by Seller, Buyer holds 2 copies. Each original has the same legal effect. Matters uncovered in this Agreement will be resolved through consultation between both parties.

Signatures:

Seller:  /s/ Zhaohui Zeng

Buyer:  ANV Security Group (Asia) Co. Ltd.(sealed)
Representative:  /s/ Wilson Wang